UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2010

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of	1-15062 (Commission File Number)	13-4099534 (IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 22, 2010, Turner Broadcasting System, Inc. (“Turner”), a subsidiary of Time Warner Inc. (“Time Warner” or the “Company”), together with CBS Broadcasting, Inc. (“CBS”), entered into a 14-year agreement with The National Collegiate Athletic Association (the “NCAA”), which provides Turner and CBS with exclusive television, Internet, and wireless rights to the NCAA Division I Men’s Basketball Championship events (the “NCAA Tournament Games”) in the United States and its territories and possessions.

Under the terms of the arrangement, Turner and CBS will work together to produce and distribute the NCAA Tournament Games and related programming commencing in 2011.  The games will be televised on Turner’s TNT, TBS and truTV networks and on the CBS network and advertising will be sold on a joint basis.

The aggregate programming rights fee of approximately $10.8 billion, which will be shared by Turner and CBS, will be paid by Turner to the NCAA over the 14-year term of the agreement.  Further, Turner and CBS have agreed to share advertising and sponsorship revenues and production costs.  In the event, however, that the programming rights fee and production costs exceed advertising and sponsorship revenues, CBS’s share of such shortfall is limited to specified annual amounts (the “Loss Cap Amounts”), ranging from approximately $90 million to $30 million (totaling approximately $670 million over the term of the agreement).  Beginning in 2011, Turner’s share of the programming rights fee will be amortized based on the ratio of current period advertising revenue to total estimated advertising revenue over the term of the agreement.  Any costs recognized and payable by Turner due to the Loss Cap Amounts will be expensed by the Company as incurred.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ John K. Martin, Jr.
	Name:	John K. Martin, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Date: April 22, 2010